For more information:	Investor Relations

Joseph Cutts	JoAnn Horne
Chief Financial Officer	Market Street Partners
EFI	415-445-3235

650-357-3500

EFI Reports Third Quarter 2004 Results
Revenue of $98 million, GAAP EPS of $0.30, Pro Forma EPS of $0.16

Foster City, Calif. – October 20, 2004 – EFI (Nasdaq: EFII), the world leader in digital imaging and print management solutions for commercial and enterprise printing, announced today that, for the quarter ended September 30, 2004, revenues were $97.6 million compared to $97.3 million for the same period in 2003.

For the nine months ended September 30, 2004, revenue grew 15% to $313.4 million from the $271.7 million achieved in the first nine months of 2003.

Pro forma net income was $8.9 million or $0.16 per diluted share in the third quarter of 2004, compared to $12.8 million or $0.24 per diluted share for the same period in 2003.

Pro forma net income for the nine months ended September 30, 2004 was $33.8 million or $0.61 per diluted share, an increase of 17% from the $29.0 million or $0.53 per diluted share achieved during the same period in 2003.

GAAP net income was $16.1 million or $0.30 per diluted share in the third quarter of 2004, an increase of 31% compared to $12.2 million or $0.23 per diluted share for the same period in 2003.

GAAP net income for the nine months ended September 30, 2004 was $37.2 million or $0.67 per diluted share, compared to $25.4 million, or $0.47 per diluted share for the same period in 2003.

Pro forma net income is computed by adjusting GAAP net income by the impact of amortization of acquisition-related intangibles and other non-recurring charges and gains.

As of September 30, 2004, the Company’s total assets were $1.02 billion, up from the $1.01 billion reported as of December 31, 2003. Total liabilities as of September 30, 2004 were $358.8 million, even with $358.8 million as of December 31, 2003.

“Despite the difficult business environment, we were able to achieve our fifteenth consecutive quarter of gross margin expansion, strong cash flow from operations, and EPS above our revised expectations,” said Guy Gecht, CEO of EFI. “While we are still seeing softness in our embedded business, we remain committed to maintaining solid profitability and investing in key growth areas, particularly in software, where we continue to see strong market opportunities.”

Q4 Outlook

•	The Company currently anticipates that Q4 revenues will be roughly flat with Q3 levels.

•	The Company expects earnings of $0.17 per share pro forma and $0.13 per share GAAP, on an “if converted” basis. Under a recent FASB rule change, the Company is required to use the “if converted” method to calculate its diluted EPS. The diluted EPS calculation includes 9.1 million shares related to its convertible bond. This dilution is partially offset with an add-back to pre-tax income of $1.3 million related to interest and amortization of bond issuance expenses. Also, during the fourth quarter the Company expects to book a gain related to a catch-up adjustment for the extension of the R&D tax credit. This adjustment would reduce the tax rate to 28% on an annual basis. The gain on the tax adjustment is estimated to contribute $0.02 to both the pro forma and GAAP results in the fourth quarter.

	*If converted	Excluding conversion

**Pro forma EPS estimate	$0.17	$0.18

Amortization of acquisition related intangibles	($0.05)	$(0.06)

Tax effect of pro forma adjustments	$0.01	$0.02

GAAP estimates	$0.13	$0.14

*Includes the dilutive impact of 9.1 million shares related to the company’s convertible bond. **Includes $0.02 cent gain related to the extension of the R&D tax credit

EFI will discuss the Company’s financial results by conference call at 2:00 p.m. PDT today. Instructions for listening to the conference call over the Web are available on the investor relations portion of EFI’s website at www.efi.com.

About our Pro Forma Net Income and Adjustments

To supplement our consolidated financial results prepared under generally accepted accounting principles (“GAAP”), we use a pro forma measure of net income that is GAAP net income adjusted to exclude certain costs, expenses and gains. Our pro forma net income gives an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. In addition, pro forma net income is among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with or an alternative for GAAP and may be materially different from pro forma measures used by other companies. We compute pro forma net income by adjusting GAAP net income with the impact of amortization of acquisition-related intangibles, and other non-recurring charges and gains. The presentation of this additional information should not be considered in isolation or as a substitute for net income prepared in accordance with GAAP. In the fourth quarter of 2004, the expected amortization of acquisition related intangibles, net of tax benefit, would lead to a $0.04 per share reduction from the pro forma earnings per share amount.

Safe Harbor for Forward Looking Statements

The statements: “Despite the difficult business environment, we were able to achieve our fifteenth consecutive quarter of gross margin expansion, strong cash flow from operations, and EPS above our revised expectations,” and “While we are still seeing softness in our embedded business, we remain committed to maintaining solid profitability and investing in key growth areas, particularly in software, where we continue to see strong market opportunities,” and

“Q4 Outlook

•	The Company currently anticipates that Q4 revenues will be roughly flat with Q3 levels.

•	The Company expects earnings of $0.17 per share pro forma and $0.13 per share GAAP, on an “if converted” basis. Under a recent FASB rule change, the Company is required to use the “if converted” method to calculate its diluted EPS. The diluted EPS calculation includes 9.1 million shares related to its convertible bond. This dilution is partially offset with an add-back to pre-tax income of $1.3 million related to interest and amortization of bond issuance expenses. Also, during the fourth quarter the Company expects to book a gain related to a catch-up adjustment for the extension of the R&D tax credit. This adjustment would reduce the tax rate to 28% on an annual basis. The gain on the tax adjustment is estimated to contribute $0.02 to both the pro forma and GAAP results in the fourth quarter” as well as the following table:

	*If converted	Excluding conversion

**Pro forma EPS estimate	$0.17	$0.18

Amortization of acquisition related intangibles	($0.05)	$(0.06)

Tax effect of pro forma adjustments	$0.01	$0.02

GAAP estimates	$0.13	$0.14

*Includes the dilutive impact of 9.1 million shares related to the company’s convertible bond. **Includes $0.02 cent gain related to the extension of the R&D tax credit are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended . Past performance is not necessarily indicative of future results. Forward Looking Statements are subject to certain risks and uncertainties that could cause actual future results to differ materially, including, but not necessarily limited to, the following: (1) Management’s ability to forecast revenues and control expenses, especially on a quarterly basis, continues to be a challenge. Unexpected declines in revenue without a corresponding and timely decline in expenses could have a material adverse effect on results of operations; (2) current world wide financial/economic difficulties continue including variations in foreign exchange rates; (3) variations in growth rates or declines in the printing and imaging market across various geographic regions may cause a material impact in our results; (4) changes in historic customer order patterns, including changes in customer and channel inventory levels may cause a material impact in our results; (5) changes in the mix of products sold leads to variations in results; (6) market acceptance of new products and contribution to EFI’s revenue cannot be assured; (7) delays in product delivery can cause quarterly revenues and income to fall significantly short of anticipated levels; (8) competition and/or market factors in the various markets may pressure EFI to reduce prices on certain products; (9) competition with products internally developed by EFI’s customers may result in declines in EFI sales and revenues; (10) excess or obsolete inventory and variations in inventory valuation may cause a material impact in our results; (11) continued success in technological advances, including development and implementation of new processes and strategic products for specific market segments may not be assured; (12) timely and qualitative execution in the manufacturing of products may not be assured; (13) litigation involving intellectual property or other matters may cause a material impact in our results; (14) our ability to adequately service our debt and dilution of earnings if the company’s convertible debenture is treated on an “as converted basis” for purposes of calculating diluted earnings per share; (15) other risk factors listed from time to time in the company’s SEC reports. EFI undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with EFI’s business, please refer to the Risk Factors section (entitled “Factors That Could Adversely Affect Performance’’) of EFI Corporation’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting EFI Corporation’s Investor Relations Department at 650-357-3828 or email at investor.relations@efi.com or EFI’s Investor Relations website at http://www.efi.com.

About Electronics For Imaging/EFI

EFI (<www.efi.com>) is the world leader in digital imaging and print management solutions for commercial and enterprise printing. EFI’s award-winning technologies offer document management tools from creation to print, including high fidelity color and black and white Fiery® print servers that can output up to 2000 ppm; powerful production workflow and print management information software solutions for increased performance and cost efficiency; and an array of business-critical enterprise and mobile printing solutions. EFI maintains 25 offices worldwide.

Electronics For Imaging, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue	$97,586	$97,330	$313,375	$271,734
Cost of revenue	33,989	37,652	110,166	109,139

Gross profit	63,597	59,678	203,209	162,595

Research and development	28,448	23,725	83,269	69,807
Sales and marketing	17,999	14,746	57,017	44,659
General and administrative	7,208	5,518	20,619	15,510
Real estate related charges	14,394	—	14,394	—
Amortization of identified intangibles and other acquisition-related charges	3,520	1,330	11,515	5,208

Total operating expenses	71,569	45,319	186,814	135,184

(Loss) income from operations	(7,972)	14,359	16,395	27,411
Interest income and other income, net	1,716	1,854	4,936	7,094
Litigation settlement income and gain on sale of Unimobile assets	—	1,568	3,052	1,568
Loss on equity investment	—	(731)	—	(891)

(Loss) income before income taxes	(6,256)	17,050	24,383	35,182
Benefit from (provision for) income taxes	22,315	(4,801)	12,823	(9,740)

Net income	$16,059	$12,249	$37,206	$25,442

Shares used in per share calculation	54,314	53,594	55,268	54,569

Net income per diluted common share	$0.30	$0.23	$0.67	$0.47

Reconciliation of Reported GAAP Net Income to Pro Forma Net Income
Net income	$16,059	$12,249	$37,206	$25,442
Benefit from tax settlement	(18,935)	—	(18,935)	—
Loss on real estate refinancing activities	11,350	—	11,350	—
Loss on real estate asset impairment charge	3,044		3,044
Headcount reduction expense	1,011		1,011
Amortization of acquisition related intangibles	3,520	1,330	10,515	3,988
In process research and development expense	—		1,000	1,220
Loss on equity investment	—	731	—	891
Litigation settlement income and gain on sale of Unimobile assets	—	(1,568)	(3,052)	(1,568)
Tax effect of pro forma adjustments	(7,181)	64	(8,363)	(982)

Pro forma net income	$8,868	$12,806	$33,776	$28,991

Shares used in per share calculation	54,314	53,594	55,268	54,569

Pro forma net income per diluted common share	$0.16	$0.24	$0.61	$0.53

Electronics For Imaging, Inc.
Consolidated Balance Sheets
(in thousands)
	September 30, 2004	December 31, 2003
	(unaudited)
ASSETS
Cash, cash equivalents and short-term investments	$649,286	$624,112
Restricted short-term investments	—	69,669
Accounts receivable, net	55,492	53,317
Inventories, net	5,151	7,989
Other current assets	29,006	28,718

Total current assets	738,935	783,805
Property and equipment, net	44,237	49,094
Restricted investments	88,580	43,080
Goodwill	76,559	67,166
Intangible assets, net	43,680	51,032
Other assets	31,165	19,484

Total assets	$1,023,156	$1,013,661

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$27,709	$17,995
Accrued and other liabilities	63,663	67,386
Income taxes payable	27,196	33,231

Total current liabilities	118,568	118,612
Long-term obligations	240,224	240,236

Total liabilities	358,792	358,848

Stockholders’ equity:
Common stock	637	620
Treasury stock	(214,722)	(159,077)
Additional paid-in-capital	356,741	326,761
Retained earnings	521,708	486,509

Total stockholders’ equity	664,364	654,813

Total liabilities and stockholders’ equity	$1,023,156	$1,013,661

Electronics For Imaging, Inc.
Revenue Break-Down
(in thousands)
(unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue by product
Servers	$42,970	$39,507	$139,470	$117,837
Embedded Products	30,158	45,468	98,558	112,450
Professional Printing Applications	16,784	3,538	50,385	10,826
Miscellaneous	7,674	8,817	24,962	30,621

Total	$97,586	$97,330	$313,375	$271,734

Shipments by geographic area
North America	$54,879	$47,135	$173,287	$133,721
Europe	24,391	27,252	83,925	84,435
Japan	14,246	19,768	44,212	40,636
Rest of World	4,070	3,175	11,951	12,942

Total	$97,586	$97,330	$313,375	$271,734